Exhibit 99.1

Contact:
Bruce Widener, CEO, 502-657-3507
investors@askbeacon.com

Porter, LeVay & Rose, Inc.:
Marlon Nurse, 212-564-4700

Trilogy Capital Partners:
Darren Minton, 800-592-6067

HIR: Geralyn DeBusk or Hala Elsherbini
972-458-8000

Beacon Enterprise Solutions Group Announces Reduction in Warrants and
Fully Diluted Shares Outstanding
— Holders of 62% of the Company’s Warrants Consent to Removal of Anti-Dilution Provisions, 4,876,010 Warrants
Exercised as of March 30, Exercise/Exchange Offer Continued Until April 20, 2010 —
LOUISVILLE, KY, April 1, 2010 — Beacon Enterprise Solutions Group, Inc. (OTC BB: BEAC) (www.askbeacon.com), an emerging global leader in the design, implementation and management of high performance Information Technology Systems (“ITS”) infrastructure solutions, today announced preliminary results from the Company’s warrant exercise/exchange offer and consent request.
Warrant holders representing 3,363,103 warrants have chosen to exercise for cash and holders of 1,512,907 warrants have chosen the cashless exercise/exchange option. Cash exercises totaled $3,022,348 as of March 30, 2010. These results represent the elimination of 4,876,010 warrants and a reduction in the number of fully diluted shares outstanding of 1,080,648. In addition, warrant holders representing a total of 10,526,709 warrants (62%) have consented to the removal of anti-dilution provisions, which will allow the Company to reclassify the related warrant liability on its balance sheet from a liability to equity.
“We are very pleased with these results and the positive impact that they will have on our balance sheet and equity capitalization table,” commented Bruce Widener, CEO of Beacon Solutions. “Based upon the initial success of the offer and our goal of emerging from this process with the highest level of participation possible, we have elected to continue the warrant exercise/exchange offer until April 20, 2010.”
As disclosed in the Company’s public filings, Beacon had approximately 16 million warrants outstanding exercisable at prices ranging from $1.00 to $2.50 as of December 31, 2010. The majority of the warrants, which are related to equity financing from 2007 — 2009, are exercisable at $1.00 per share. The Company intends to reduce the number of warrants outstanding and/or its total number of fully diluted shares outstanding by extending the following offer to its remaining warrant holders:
Warrant holders can either: i) exercise some or all warrants to purchase restricted shares of common stock at a 10% discount to their stated exercise price on a cash only basis or ii) effect a cashless exercise at a deemed fair market value of $1.40, so that each warrant to purchase 3.5 shares of common stock will be exchanged for one share of common stock.
About Beacon Enterprise Solutions Group, Inc.
Beacon Enterprise Solutions Group is an emerging global leader in the design, implementation and management of high performance Information Technology Systems (“ITS”) infrastructure solutions. Beacon offers fully integrated, turnkey IT infrastructure solutions capable of fully servicing the largest companies in the world as they increasingly outsource to reduce costs while optimizing critical IT design and infrastructure management. Through an integrated team approach, Beacon offers a broad range of products and services including IT infrastructure design, implementation and management, application development and voice/data/security system integration, installation and maintenance. Beacon’s client roster includes state and local agencies, educational institutions, and over 4,000 companies ranging in size from mid-sized companies to the Fortune 500. Beacon is headquartered in Louisville, Ky., with regional headquarters in Dublin, Ireland and Zurich, Switzerland and personnel located throughout the United States and Europe.
For comprehensive investor relations material, including fact sheets, research reports, interviews and video, please follow the appropriate link: Investor Relations Portal, Investor Fact Sheet, Research Report and CEO Overview Video
For additional information, please visit Beacon’s corporate website: www.askbeacon.com
This press release may contain “forward looking statements.” Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements may include, without limitation, statements about our market opportunity, strategies, competition, expected activities and expenditures as we pursue our business plan. Although we believe that the expectations reflected in any forward looking statements are reasonable, we cannot predict the effect that market conditions, customer acceptance of products, regulatory issues, competitive factors, or other business circumstances and factors described in our filings with the Securities and Exchange Commission may have on our results. The company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.
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